Exhibit 10.1

DANIELSON HOLDING CORPORATION

AMENDMENT TO STOCK OPTION AGREEMENT
FOR EMPLOYEES AND OFFICERS

     THIS AMENDMENT TO STOCK OPTION AGREEMENT, is made as of the 20th day of March, 2005 between Danielson Holding Corporation, a Delaware corporation (the “Company”), and ___ (the “Optionee”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the Danielson Holding Corporation Equity Award Plan for Employees and Officers (the “Plan”) or in the Stock Option Agreement dated as of October 5, 2004 between the Company and the Optionee (the “Original Agreement”).

W I T N E S S E T H:

     WHEREAS, pursuant to Section 3(b) of the Plan, the Committee has exclusive authority to among other things, at its discretion, accelerate the vesting of Awards; and

     WHEREAS, the Committee has determined that it is desirable to accelerate the vesting for the first 33% of the Option granted pursuant to the Original Agreement as an additional employee incentive in recognition of the special efforts put forth by all participating employees in bringing the proposed acquisition of American Ref-Fuel Holdings Corp (“Ref-Fuel”) to fruition and in order to permit the Optionee to participate in the Company’s rights offering in connection with its proposed acquisition of Ref-Fuel.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

     1. Amendment to Section 4(a). Section 4(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

         “(a) Subject to any forfeiture provisions in this Agreement or in the Plan, the Optionee shall become vested in the Options granted hereunder as follows:

Percentage Vested	Vesting Date

33%	March 21, 2005
33%	February 28, 2007
34%	February 28, 2008”

     2. Original Agreement. In all other respects, the Original Agreement shall remain unchanged.

Exhibit 10.1

     3. Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Amendment shall be subject to and governed by all the terms and conditions of the Plan, which is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Amendment and of the Plan, the terms and conditions of the Plan shall control.

     13. Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Amendment, or other matters related to the Plan by the Committee, shall be final and conclusive.

     17. Counterpart Execution. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together with the Original Agreement, shall constitute the entire document.

* * *

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized, and the Optionee has executed this Amendment all as of the day and year first above written.

DANIELSON HOLDING CORPORATION
By:

Its:

OPTIONEE: [Insert name of Optionee]
OPTIONEE’S ADDRESS:

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